Exhibit 4.22

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement (this “Agreement”), dated as of July 29, 2024, is entered into by and among the following Parties:

(1)

Beijing Century TAL Education Technology Co., Ltd. (the “WFOE”), a wholly foreign-owned enterprise legally registered and validly existing in accordance with the laws of the People’s Republic of China (the “PRC”), whose unified social credit identifier is 911101086742533119;

(2)

Beijing Keletang Technology Co., Ltd. (the “Existing Shareholder”), a limited liability company legally established in accordance with the laws of the PRC, whose unified social credit identifier is 91110108MAD147F75T;

(3)

Xinxin Xiangrong Culture Development (Shenzhen) Co., Ltd. (the “Company”), a limited liability company legally established in accordance with the laws of the PRC, whose unified social credit identifier is 91440300MA5HG6T774;

(The WFOE, the Existing Shareholder and the Company shall be referred to individually as a “Party” and collectively as the “Parties”.)

Recitals

(A)	Whereas, the Existing Shareholder own 100% of equity interest in the Company.
(B)

Whereas, after amicable consultation, the Parties wish to enter into this Agreement regarding the purchase of equity interest held by the Existing Shareholder in the Company by WFOE or a third party designated by WFOE, and to mutually comply with it.

NOW, THEREFORE, the Parties agree as follows:

Agreement

1.	Equity Interest
1.1

The Existing Shareholder agrees and hereby irrevocably and exclusively grant to WFOE, without any additional condition, the right to request the Existing Shareholder to transfer all or part (subject to the specific requirements of WFOE) of the equity interest held by the Existing Shareholder in the Company (the “Equity Interest”) to WFOE or any third party designated by WFOE (the “Designee”) in the following circumstances (the “Share Purchase Option”):

1.1.1	The laws and administrative regulations of the PRC permit WFOE and/or the Designee(s) to legally own all or part of the Equity Interest; or
1.1.2	Any other circumstances that WFOE deems appropriate or necessary in its sole discretion to the extent permitted by the laws and regulations of the PRC.
1.2	The Company hereby agrees that the Existing Shareholder grant the Share Purchase Option to WFOE.
1.3	WFOE shall be entitled to exercise the Share Purchase Option in whole or in part at any time for unlimited times to acquire all or part of the Target Equity Interest.

1.4

WFOE shall be entitled to designate any third party to acquire all or part of the Equity Interest. The Existing Shareholder shall not refuse such designation and shall transfer all or part of the Equity Interest to such designee (s) as required by WFOE.

1.5

Before the transfer of the Equity Interest to WFOE or the Designee(s) in accordance with this Agreement, without the prior written consent of WFOE, the Existing Shareholder shall not transfer the Equity Interest. Except for the Equity Pledge Agreement (as defined in Article 3.5 hereof) separately entered into by the Parties, the Existing Shareholder shall not pledge the Equity Interest to any third party or create any security interest on the Equity Interest.

2.	Assets
2.1

The Company agrees to and hereby irrevocably and exclusively grants to the WFOE, without any additional condition, a right to request the Company to transfer all or part (subject to the specific requirements of the WFOE) of the assets held by it (the “Assets”) to the WFOE or the Designee(s), in the following circumstances (the “Asset Purchase Option”)

2.1.1	The Laws and administrative regulations of the PRC permit the WFOE and/or its designee (s) to legally own all or part of the Assets; or
2.1.2	Any other circumstances that the WFOE deems appropriate or necessary at its sole discretion to the extent permitted by the laws and regulations of the PRC.
2.2	The Existing Shareholder hereby agrees that the Company grants the Asset Purchase Option to WFOE.
2.3	WFOE shall have the right to exercise the Asset Purchase Option to purchase all or part of its assets at any time with unlimited times to acquire all or part of the underlying assets.
2.4

WFOE shall have the right to designate any third party to obtain all or part of the Assets, and the Company and the Existing Shareholder shall not refuse and shall transfer all or part of the Assets to such designee (s) as required by WFOE.

2.5

Prior to the transfer of the Assets to WFOE or the designee (s) in accordance with this Agreement, without the prior written consent of WFOE, the Company and the Existing Shareholder shall not transfer such Assets, or create any mortgage, pledge or any other security interest on such Assets.

3.	Procedure for Exercise of the Share Purchase Option
3.1

If WFOE decides to exercise the Share Purchase Option in accordance with the above Article 1.1, it shall send a written notice to the Company and the Existing Shareholder, stating the percentage of the Equity Interest to be purchased and the identity of the Transferee (the “Share Purchase Option Notice”).

3.2

Within thirty (30) days from the date of the Share Purchase Option Notice, the Company and the Existing Shareholders shall provide all necessary materials and documents for the registration of the aforesaid equity transfer and take all necessary actions and measures, including but not limited to, convening a meeting of shareholders or directors to approve such equity transfer and obtaining written documents by other Shareholders agreeing to waive any right of first refusal with respect to the equity transfer.

3.3	Except for the notices referred to in Article 3.1 above, there are no preemptive or incidental conditions or procedures for the exercise by WFOE of the Share Purchase Option.

3.4

The Company and the Existing Shareholders shall effect each transfer of the Equity Interest in accordance with this Agreement and the Share Purchase Option Notice, cooperate in the execution of and cause the then other shareholders of the Company and WFOE and/or the designee (s) (as applicable) to execute a Share Transfer Agreement in the form of Schedule I. However, if the PRC Laws otherwise require the content and form of the Share Transfer Agreement, such PRC Laws shall be applied.

3.5

If the WFOE decides to exercise the Share Purchase Option in accordance with the above Article 1.1, the relevant Parties shall execute all necessary contracts, agreements or documents, obtain all necessary government licenses and approval documents and take all necessary actions to transfer valid ownership of the Equity Interest to WFOE and/or the designee (s), free of any security interest, and cause WFOE and/or the designee (s) to become the registered owner (s) of the Equity Interest. For the purpose of this Article and this Agreement, the “security interest” includes securities, mortgages, third party rights or interests, stock options, purchase rights, right of first refusal, right of set-off, title liens or other security arrangements, but excludes any security interest created by this Agreement, the Equity Pledge Agreement dated July 29, 2024 among the Parties (the “Equity Pledge Agreement”), the Exclusive Management Service and Business Cooperation Agreement dated July 29, 2024 between WFOE, the Company and other relevant parties (the “Exclusive Management Service and Business Cooperation Agreement”), and the Entrustment Agreement and the Power of Attorney dated July 29, 2024 among the Parties (the “Entrustment Agreement and Power of Attorney”).

4.	Procedures for Exercise of the Asset Purchase Option
4.1

If WFOE decides to exercise the Asset Purchase Option in accordance with Article 2.1 above, it shall send a written notice to the Company, stating the information of the Assets to be transferred and the identity of the transferee (the “Asset Purchase Notice”).

4.2

The Company and the Existing Shareholder shall, within thirty (30) days from the date of the Asset Purchase Notice, provide all necessary materials and documents for the above transfer of assets and registration of such transfer (if applicable) and take all necessary actions and measures including but not limited to convening a meeting of shareholders or directors to adopt such transfer of assets.

4.3	Except for the notice referred to in Article 4.1 above, there are no preemptive or incidental conditions or procedures for the exercise by WFOE of the Asset Purchase Option.
4.4

The Company and the Existing Shareholder shall carry out each transfer of the Assets in accordance with this Agreement and the Asset Purchase Notice and cooperate in the execution of, or procure the Company and WFOE and/or the designee(s) to execute, the Asset Transfer Agreement in the form of Schedule II. However, if the PRC Laws otherwise require the form and content of the Asset Transfer Agreement, such PRC Laws shall be applied.

4.5

The relevant Parties shall execute all necessary contracts, agreements or documents, obtain all necessary government licenses and approval documents and take all necessary actions to transfer valid ownership of the Assets to WFOE and/or the designee (s), free of any security interest, and cause WFOE and/or the designee (s) to become the registered owner (s) of the Assets.

5.	Transfer Price
5.1

The transfer price of the Equity Interest and/or the Assets shall be RMB One (RMB1.00); if the laws and administrative regulations of the PRC have any mandatory requirement regarding the transfer price at the time of transfer of the Equity Interest and/or the Assets, the transfer price shall be the lowest price permitted by the laws and administrative regulations of the PRC then (the “Transfer Price”). If the Equity Interest and/or the Assets are transferred in several batches, the transfer price shall be determined on a pro rata basis to the proportion of the Equity Interest and/or the Assets to be transferred.

5.2

If the Equity Interest and/or the Assets fail to be transferred at the price of RMB One (RMB1.00), the Existing Shareholder and/or the Company agree that all the exercise price obtained thereby by the Existing Shareholder and/or the Company shall be donated to WFOE and/or the designee(s) in full and in a timely manner as requested by WFOE when WFOE and/or the designee(s) exercise the Share Purchase Option or the Asset Purchase Option.

5.3

All taxes, expenses and disbursements incurred in connection with the performance of the transfer of the Equity Interest and/or the Assets hereunder (including donation of the price) shall be borne by the Company.

6.	Covenants
6.1	Covenants of the Company and the Existing Shareholder

The Existing Shareholder and the Company hereby jointly and severally covenant as follows:

6.1.1

Without the prior written consent of WFOE, they shall not supplement, change or amend the articles of association and bylaws of the Company in any form, increase or decrease the registered capital of the Company, or change the structure of the registered capital of the Company by other means, or conduct any division, dissolution or change of the form of the Company;

6.1.2

They shall prudently and effectively operate the business and handle the affairs of the Company, obtain and maintain all government permits and licenses necessary for the Company to conduct the business, and maintain the existence of the Company in accordance with good financial and business standards and practices;

6.1.3

Without the prior written consent of WFOE, they shall not sell, transfer, mortgage, pledge or otherwise dispose of in any manner any assets (other than the disposal of assets generated in the ordinary course of business) or legal or beneficial interest in the business or revenues of the Company after the execution of this Agreement, or allow the encumbrance of any security interest relating to the same;

6.1.4	Without the prior written consent of WFOE, they shall not incur, inherit, guarantee or undertake any debts, other than those incurred in the ordinary course of business;
6.1.5

They shall maintain the asset value of the Company at all times in the ordinary course of operation of the Company’s entire business and shall not take any action/omission that may affect the business status and asset value of the Company;

6.1.6

Without the prior written consent of WFOE, they shall not terminate any material contract to which the Company is a party, nor cause the Company to enter into any material contract except for those in the ordinary course of business;

6.1.7	Without the prior written consent of WFOE, they shall not change the main business or business scope of the Company;
6.1.8	Without the prior written consent of WFOE, they shall not cause the Company to provide any person or business with any loan or credit other than in the ordinary course of business;

6.1.9	They shall provide relevant information regarding the business operation and financial status of the Company to the WFOE upon request of the WFOE;
6.1.10

Upon the request of WFOE, they shall purchase and maintain insurance policies for the Company’s assets and business from insurance companies meeting the requirements of the WFOE, in the insured amounts and on the types that are consistent with those for similar companies;

6.1.11	Without the prior written consent of WFOE, they shall not cause or permit the Company to merge or consolidate with, or acquire or invest in, any person or business;
6.1.12	They shall notify the WFOE immediately of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Company's assets, business or income;
6.1.13

To maintain the Company’s ownership in all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

6.1.14

Without the prior written consent of the WFOE, they shall ensure that no dividends, bonus, assets or any distributable interest shall be distributed by the Company to the Existing Shareholder in any manner; if the Existing Shareholder receive dividends, bonus, assets or any distributable interest in any form from the Company, the Existing Shareholder shall, to the extent permitted by the PRC Law, waive its receipt of such dividends, bonus, assets or any distributable interest and immediately deliver such dividends, bonus, assets or any distributable interest in full and without compensation to the WFOE and/or the designee (s);

6.1.15	Upon the request of the WFOE, they shall appoint any person designated by the WFOE as the director or the executive director, the supervisor and/or senior management of the Company;
6.1.16

Unless mandatorily required by the PRC Laws, the Company shall not be dissolved or liquidated without written consent by the WFOE; if the Company is liquidated or dissolved during the term of this Agreement, to the extent permitted by the PRC Laws and regulations, the Existing Shareholder and the Company shall appoint the person recommended by the WFOE to establish the liquidation committee to manage the assets of the Company; the Existing Shareholder acknowledge that in the case of the liquidation or dissolution of the Company, regardless of whether the foregoing provisions of this Article are fulfilled, it agrees to hand over all remaining assets obtained as a result of the liquidation of the Company to the WFOE and/or the designee (s) without compensation, and in such case, the Existing Shareholder shall not claim any rights to the proceeds of any distribution of such remaining assets (except as may be exercised upon the direction of the WFOE); and

6.1.17

To the extent permitted by the relevant PRC Laws and regulations, the Existing Shareholder and the Company shall extend the operation term of the Company based on the permitted operation term of the WFOE then to make the operation term of the Company equal to that of the WFOE, or set and adjust the operation term of the WFOE in accordance with the requirements of the PRC Laws.

6.2	Covenants Relating to Equity Interest in the Company

The Existing Shareholder hereby undertakes as follows:

6.2.1

Without the prior written consent of the WFOE, the Existing Shareholder shall not sell, transfer, pledge or dispose of any legal or beneficial interest in the Equity Interest in any manner, or allow the encumbrance thereon of any security interest, except for pledge of the Equity Interest in accordance with the Equity Pledge Agreement;

6.2.2

Without the prior written consent of the WFOE, the Existing Shareholder shall cause the Existing Shareholder’s meeting and/or the meeting of directors and/or the executive directors of the Company not to approve any sale, transfer, pledge or disposal of any legal or beneficial interest in the Equity Interest in any manner, or allow the encumbrance thereon of any security interest, except for pledge of the Equity Interest in accordance with the Equity Pledge Agreement;

6.2.3

Without the prior written consent of the WFOE, the Existing Shareholder shall cause the Existing Shareholder’s meeting and/or the meeting of directors and/or the executive directors of the Company not to approve the merger or consolidation of the Company with any person, or the acquisition of or investment in any person;

6.2.4	The Existing Shareholder shall immediately notify the WFOE of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Equity Interest;
6.2.5	Upon request by the WFOE, the Existing Shareholder shall promptly and unconditionally cause the transfer of the Equity Interest to be approved and completed in accordance with this Agreement;
6.2.6

To maintain the ownership by the Existing Shareholder in the Company, the Existing Shareholder shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, or raise necessary and appropriate defenses against all claims;

6.2.7

Upon request by the WFOE, the Existing Shareholders shall appoint any person designated by the WFOE as the director or the executive director, supervisor and/or member of senior management of the Company;

6.2.8

The Existing Shareholder shall strictly abide by the provisions of this Agreement and other contracts jointly or severally executed among the Existing Shareholder, the WFOE and the Company, perform their obligations hereunder and thereunder and refrain from any action/omission that may affect the effectiveness and enforceability of the aforesaid agreements and contracts. To the extent that the Existing Shareholder retains any remaining rights under this Agreement, or the Equity Pledge Agreement, the Entrustment Agreement and the Power of Attorney, none of the Existing Shareholder shall exercise such rights, unless acting in accordance with the written instructions of the WFOE.

7.	Representations and Warranties

The Existing Shareholder and the Company hereby jointly and severally represent and warrant to the WFOE that, as of the Execution Date of this Agreement, the transfer date of each Equity Interest and the transfer date of the Assets:

7.1

It has the right to enter into this Agreement and the relevant Share Transfer Agreements/Assets Transfer Agreements relating to the transfer of the Equity Interest/the Assets and has the ability to perform its obligations under this Agreement and any Share Transfer Agreement/Assets Transfer Agreement;

7.2

To enable the execution, delivery and performance of this Agreement, it has passed all necessary internal procedures and obtained all necessary internal and external authorizations and approvals; this Agreement and the Share Transfer Agreements/Assets Transfer Agreements to which it is a party constitute or will constitute its legal, valid and binding obligations enforceable in accordance with the provisions hereof and thereof;

7.3

The execution and delivery by it of this Agreement or any Share Transfer Agreement/Asset Transfer Agreement and the performance of any obligations hereunder and thereunder will not: (i) result in any violation of any relevant PRC Laws; (ii) be inconsistent with the articles of association, by-laws or other organizational documents of the Company; (iii) result in any breach of, or constitute a default under, any contract or instrument to which it is a party or by which it is bound; (iv) result in any violation of any condition for issuance and/or condition for continued validity of any license or permit granted to it; or (v) result in revocation, forfeiture or imposition of additional conditions to any license or permit granted to it;

7.4

The Existing Shareholder have valid and merchantable ownership of the Equity Interest. Except for the Equity Pledge Agreement, the Existing Shareholder have not created any security interest on the Equity Interest;

7.5

The Company has good and merchantable title to all of its Assets, free and clear of any security interest, except for those security interest that have been disclosed to and consented to by the WFOE in writing;

7.6	The Company does not have any outstanding debts, except for (i) debts incurred in the ordinary course of business, and (ii) debts that have been disclosed to and consented to by the WFOE in writing;
7.7	There are no pending or threatened litigation, arbitration or administrative proceedings relating to the Equity Interest, the Assets or the Company; and
7.8	The Company has complied with all laws and regulations of China regarding asset acquisitions.
8.	Taxes and Fees

The Company shall bear all transfer and registration taxes, expenses and disbursements in the drafting and execution of this Agreement and the Share Transfer Agreement/Asset Transfer Agreement as well as the consummation of the transactions contemplated hereunder and thereunder.

9.	Liability for Breach
9.1

If a Party fails to perform any of its obligations under this Agreement, or if any of its representations or warranties under this Agreement is materially untrue or inaccurate, such Party shall be deemed to have breached this Agreement and shall indemnify the other Parties for all losses.

9.2	This Section shall survive changes to, and rescission or termination of, this Agreement.
10.	Confidentiality

The Parties acknowledge that any oral or written information exchanged by the Parties in connection with this Agreement is confidential information. Each Party shall treat as confidential all such information, and shall not disclose any relevant information to any third parties without obtaining the written consent of the other Parties, except for the information that: (a) is or will be in the public domain (other than as a result of public disclosure made by the receiving Party); (b) is required to be disclosed according to the requirements of any applicable laws, regulations or stock exchanges; or (c) is required to be disclosed by any Party to its legal counsel or financial advisor in connection with the transactions contemplated hereunder, provided that such legal counsel or financial advisor is bound by confidentiality obligations similar to those set forth in this clause. If any employee or agency engaged by any Party discloses the confidential information, such Party shall be deemed to have disclosed such information and shall be liable for breach of contract. The provision in this clause shall survive the termination of this Agreement arising out of any reason.

11.	Assignment and Succession
11.1	The Company and the Existing Shareholder shall not assign any of their respective rights or obligations under this Agreement to any third party without the prior written consent of the WFOE.
11.2

The Company and the Existing Shareholder hereby agree that the WFOE may assign its rights and obligations under this Agreement at its sole discretion; provided that it gives a prior written notice to the Company and the Existing Shareholder of the assignment of such rights and obligations under this Agreement and does not need to obtain the consent of the other parties with respect to such assignment.

11.3

The rights and obligations under this Agreement shall inure to the benefit of the assigns and successors (whether such assignment of rights and obligations is caused by acquisition, reorganization, succession, assignment or other reasons) of the Parties. Further, in the event that any natural person Existing Shareholder experiences death, incapacity, marriage, divorce, or any other circumstance that may affect their exercise of equity rights in Party C held by them, their successors (including spouses, children, parents, siblings, grandparents, and maternal grandparents) shall automatically be deemed as a signatory to this Agreement, inheriting and assuming all rights and obligations hereunder, and shall transfer the relevant equity interests to the WFOE or its designee(s) pursuant to applicable laws and this Agreement.

11.4

If the Existing Shareholder ceases to hold any equity interests in the Company, it shall automatically be deemed to cease to be a Party to this Agreement. In the event that any third party becomes a shareholder of the Company, the Company and all the then existing shareholders of the Company shall endeavor to procure such third party to become one of the existing shareholders under this Agreement as soon as possible by executing appropriate legal documents.

12.	Entire Agreement and Amendment to Agreement
12.1

This Agreement and all agreements and/or documents specifically referred to or incorporated herein shall constitute the entire agreement with respect to the subject matter of this Agreement and shall supersede all previous oral agreements, contracts, understandings and communications reached by the Parties in respect of the subject matter of this Agreement.

12.2	Without prior written consent of the WFOE, neither the Company nor the Existing Shareholder shall be entitled to make any amendment, supplement or cancellation to this Agreement.
12.3	The Schedules are the integral parts of this Agreement and shall have the same legal effect as the other parts of this Agreement.
13.	Governing Law and Dispute Resolution
13.1	The execution, effectiveness, interpretation, performance, amendment and termination of this agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.

13.2

Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration which shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon all Parties. The arbitration shall be conducted in Beijing. Except for the parts submitted for arbitration, the other parts of this Agreement shall remain in effect. The validity of this Section shall not be affected by amendments to, rescission or termination of this Agreement.

14.	Effective Date and Term
14.1	This agreement is executed and becomes effective as of the date first written above.
14.2

Unless terminated in accordance with the provisions hereof, the term of this Agreement shall be ten (10) years. Upon expiration, this Agreement shall be automatically renewed for a period of ten (10) years with any number of extensions.

15.	Termination

Neither the Company nor the Existing Shareholders shall have the right to terminate this Agreement. Notwithstanding the foregoing, WFOE shall have the right to terminate this Agreement at any time by giving ten (10) days’ prior written notice to the Company and the Existing Shareholders.

16.	Notices
16.1

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English or Chinese and may be delivered personally or sent by registered mail, postage prepaid mail or recognized courier service or by facsimile transmission to the addresses for the receipt as may from time to time be designated by the relevant Party. The dates on which notices shall be deemed to have been actually received shall be determined as follows: (a) any notice given by personal delivery shall be deemed actually delivered on the date of personal delivery; (b) any notice given by mail shall be deemed actually delivered tenth (10th) days after the date on which the air registered mail, postage prepaid (as shown on the postmark), or four (4th) days after the delivery to the courier service; and (c) any notice given by facsimile transmission shall be deemed actually delivered at the time of receipt as shown on the transmission confirmation slip of the relevant document.

16.2	For the purpose of notices, the address of the Parties are as follows:

WFOE:

Address:        Unit 1, Room 701, 7th Floor, Tower B, Building 1, No. 10 Xiaoying West Road Yard, Haidian District, Beijing  (北京市海淀区小营西路10号院1号楼B座7层701室1号)

Addressee:     Feng Xingxing

Tel:                 010-52926669

Existing Shareholder:

Address:        Room 1213, 11th Floor, Building 1, No. 6 Danling Street, Haidian District, Beijing（北京市海淀区丹棱街6号1幢11层1213)

Addressee:    Feng Xingxing

Tel:                010-52926669

The Company:

Address:        Room 1408, Tower A, Sichuan Building, No. 2001 Hongli Road, Fuqiang Community, Huaqiangbei Subdistrict, Futian District, Shenzhen（深圳市福田区华强北街道福强社区红荔路2001号四川大厦A座1408)

Addressee:    Feng Xingxing

Tel:                010-52926669

16.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.
17.	Severability

In the event that any of the provisions of this Agreement are held to be invalid or unenforceable due to inconsistency with applicable law, such provision shall be deemed invalid or unenforceable only to the extent of such inconsistency with applicable law, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. The Parties shall endeavor, through good faith negotiations, to replace such invalid, illegal, or unenforceable provisions with provisions that are valid, legal, and enforceable to the fullest extent permitted by law and consistent with the Parties’ intentions, and the economic effects of such valid provisions shall be as similar as possible to the economic effects of the invalid, illegal, or unenforceable provisions.

18.	Waiver

Either Party may waive the terms and conditions of this Agreement, but such waiver must be made in writing and signed by all Parties. Any waiver by a Party of a breach by the other Parties shall not be construed as a waiver of similar breaches in other circumstances.

19.	Version

This Agreement is made in five (5) originals, each Party holding one (1) original, which shall be equally valid. This Agreement may be executed in one or more counterparts.

20.	Others

If the U.S. Securities and Exchange Commission or any other regulatory authority proposes any amendments to this Agreement, or if there are any changes to the listing rules or related requirements of the U.S. Securities and Exchange Commission that are relevant to this Agreement, the parties shall revise this Agreement accordingly.

[The remaining shall be signature page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

Beijing Century TAL Education Technology Co., Ltd.

Seal: (Official Chop)

Beijing Keletang Technology Co., Ltd.

Seal:(Official Chop)

Xinxin Xiangrong Culture Development (Shenzhen) Co., Ltd.

Seal:(Official Chop)

Schedule I

Share Transfer Agreement

This Share Transfer Agreement (this “Agreement”) is entered into by and between the following two Parties in Beijing, China

The Transferor: [ ]

The Transferee: [ ]

The Parties hereby agree as follows with respect to the share transfer:

1.

The Transferor agrees to transfer all its equity interests of Xinxin Xiangrong Culture Development (Shenzhen) Co., Ltd (the “Company”) (representing RMB        of the Company’s registered capital, representing        % of the Company’s total registered capital) to the Transferee and the Transferee agrees to purchase the aforesaid equity interests.

2.

After completion of the equity transfer, the Transferor shall no longer have the corresponding shareholder’s rights and obligations. The Transferee shall enjoy the corresponding shareholder’s rights and assume the corresponding shareholder’s obligations of the Company.

3.	With respect to the matters not covered by this Agreement, the Parties may sign a supplemental agreement.
4.	This Agreement shall become effective upon execution by the Parties.
5.	This Agreement is made in three(3) originals with each Party holding one(1) original and others shall be used for handling the registration requirements of SAMR.

The Transferor:

[  ]

Date:

The Transferee:

[  ]

Date:

Schedule II

Asset Transfer Agreement

This Assets Transfer Agreement (this “Agreement”) is entered into by and between the following two Parties in Beijing, China:

The Transferor: [Xinxin Xiangrong Culture Development (Shenzhen) Co., Ltd.]

The Transferee: [Beijing Century TAL Education Technology Co., Ltd.]

The Parties hereby agree as follows with respect to the assets transfer:

1.	The Transferor agrees to transfer the assets listed in the List of Assets attached hereto to the Transferee and the Transferee agrees to accept the transfer of the aforesaid assets.
2.

After completion of the assets transfer, the Transferor shall no longer have the corresponding rights and obligations with regard to the assets transfer. The Transferee shall enjoy the corresponding rights and obligations of the assets.

3.	With respect to the matters not covered by this Agreement, the Parties may sign a supplemental agreement.
4.	This Agreement shall become effective upon execution by the Parties.
5.	This Agreement is made in three(3) originals with each Party holding one(1) original and others shall be used for the registration requirements (if any).

The Transferor:

Xinxin Xiangrong Culture Development (Shenzhen) Co., Ltd.

[Seal]

Date:

The Transferee:

Beijing Century TAL Education Technology Co., Ltd

[Seal]

Date:

Appendix: List of Assets